Exhibit 2.3
AMENDMENT NO. 2
TO THE
PURCHASE AGREEMENT
This Amendment No. 2, dated as of May 14, 2021 (this “Amendment”), to the Purchase and Sale Agreement, dated as of August 2, 2020, by and among the undersigned entities originally set forth on Schedule I thereto (“Sellers”), Marathon Petroleum Corporation, a Delaware corporation (“Seller Parent”), 7-Eleven, Inc., a Texas corporation (“Buyer”), and, by virtue of this Amendment, Marathon Petroleum Western Holdings LLC, a Delaware limited liability company (“MPWH”) (as amended by that certain Letter Agreement re: Deadline to Deliver Basis Information, dated October 16, 2020, by and among the Sellers and Buyer, and that certain Amendment No. 1 to the Seller Disclosure Schedule, dated March 22, 2021, by and among Sellers, Seller Parent and Buyer, and as modified by that certain PFJ Proceeds Agreement, dated January 22, 2021, by and among Seller Parent, Buyer and Sellers, as further amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”).
WHEREAS, in accordance with Section 9.8 of the Purchase Agreement, the parties hereto wish to amend the Purchase Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Defined Terms: Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.Amendments.
(a)Sections 1.1(AC) (Acquired Companies), 1.1(AE) (Acquired Entities), 3.3 (Capital Structure; Subsidiaries) and 5.11 (Termination of Inter-Company Agreements and Balances); paragraph (m) of Section 3.16 (Taxes), (a)(xiii) of Section 3.18 (Material Contracts) and (b) of Section 5.1 (Conduct of Business); and Attachment 5.7(a) (Separation Activities) of the Seller Disclosure Schedule is hereby amended and restated in their entirety as set forth in Annex A to this Agreement effective as of the respective date set forth below:
(i)February 28, 2021: Each of Sections 1.1(AC), 1.1(AE), 3.3, 3.16, 3.18 and 5.7(a);
(ii)March 15, 2021: Section 5.1; and
(iii)The date hereof: Section 5.11.
(b)Schedule I (Sellers) is hereby amended by adding the following entity effective as of January 1, 2021:

“Marathon Petroleum Western Holdings LLC”.
(c)Schedule I (Sellers) is hereby amended by removing the following entities effective as of January 1, 2021 “Western Refining Southwest, Inc.” and “Tesoro Refining & Marketing Company LLC”.
(d)Section 2.2 is hereby amended to replace “at the Closing” with “on the Closing Date.”
(e)The first sentence of Section 2.3(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows: “The closing of the Sale (the “Closing”) shall take place through the electronic exchange of documents and signatures at 12:01 a.m. New York City time on May 14, 2021.”
(f)The introductory clause of Section 2.3(c) is hereby amended and restated in its entirety as follows: “Deliveries by Buyer. Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver, or cause to be delivered at the Closing (except that with respect to clause (i) below, Buyer shall irrevocably instruct at the Closing its banking institutions to pay, and Buyer shall deliver, or cause to be delivered, on the Closing Date) to Sellers or their respective applicable designees the following:”
(g)The “Calculation Time” means 6:00 a.m. New York City time on the Closing Date. For all purposes of Section 2.4(a)(i), Section 2.4(b) and Exhibit C Part II #4, “immediately prior to the Effective Time” is hereby replaced in each instance with “the Calculation Time.”
(h)Section 2.4(a)(ii) is hereby amended to replace “At the Closing” with “On the Closing Date.”
(i)Notwithstanding anything to the contrary in the Purchase Agreement, from the Effective Time up to and including the Calculation Time, (i) Seller Parent, Sellers, the Retained Subsidiaries and their respective Affiliates (the “Seller Parties”) shall not, and shall cause the Acquired Entities not to, distribute Cash Amounts or Restricted Cash or make any other payment to any Seller Party other than an Acquired Entity and (ii) Buyer shall cause the Acquired Entities not to (A) distribute Cash Amounts or Restricted Cash or make any other payment to Buyer or any affiliate of Buyer other than an Acquired Entity, (B) incur any additional Indebtedness (other than (i), (j) and (k) of the definition of “Indebtedness” incurred, in the case of (i), in the ordinary course, and, in the case of (j) and (k), solely to the extent arising from the terms of the Indebtedness Plans in effect as of 12:01 am New York City time on the Closing Date or from the passage of time) nor (C) take any action the primary intent of which is to affect any of the calculations to be performed as of the Calculation Time pursuant to the Purchase Agreement.
(j)The second sentence of Section 5.11(b) is hereby amended to add “and Section 2.4” after “this Section 5.11.”

(k)The first sentence of Section 5.28(a) of the Purchase Agreement is hereby amended to replace “pay to Buyer on the Closing” with “pay, on or before the forty-fifth (45th) day after the Closing Date, to Buyer.”
(l)The first sentence of Section 5.28(b) of the Purchase Agreement is hereby amended to replace “Sellers shall pay to Buyer for each Retail Site” with “Sellers shall pay to Buyer, on or before the forty-fifth (45th) day after the Closing Date, for each Retail Site.”
(m)Section 5.29 of the Purchase Agreement is hereby amended and restated in its entirety as follows: “At the Closing, Sellers shall cause the Acquired Entities to have an amount of Cash Amount equal to approximately $165 million, including an amount of petty cash at the Retail Sites as required to operate the Business in the Ordinary Course of Business.”
3. 338(h)(10) Matters. Pursuant to Section 5.16(g)(i) of the Purchase Agreement, Buyer hereby provides written notice to Sellers that it elects to make a Section 338(h)(10) Election with respect to each of the Section 338(h)(10) Eligible Subsidiaries set forth on Section 3.16(m)(1) of the Seller Disclosure Schedule.
4.Joinder of MPWH as a Seller. Effective as of the date set forth in Section 2(b) above, MPWH hereby acknowledges and agrees to become a party to the Purchase Agreement as a Seller thereunder, to be bound by and comply with all provisions of the Purchase Agreement applicable to a Seller and to assume all rights and interests and perform all applicable duties and obligations of a Seller under the Purchase Agreement.
5.Assignment of Right to Purchase the Equity Interests of Speedway LLC. In accordance with the terms of Section 9.18 of the Purchase Agreement, Buyer hereby assigns all of its rights under the Purchase Agreement to purchase and acquire all of the Equity Interest of Speedway to SEI Speedway Holdings, LLC, a Delaware limited liability company and its Affiliate (which, for the avoidance of doubt, shall not relieve Buyer of its obligations under the Purchase Agreement).
6.Reconciliation Procedures for Assumed Fuel Payables.
(a)The ten days of fuel payables to be assumed by Buyer as described in Item 3 of Section 1.1(AL)(3) of the Seller Disclosure Schedule are referred to herein as the “Assumed Fuel Payables.” The Assumed Fuel Payables shall be paid by Buyer on payment terms of net ten (10) days, daily on Business Days commencing on May 14, 2021, based upon the information set forth in the Estimated Fuel Payable Statement (as defined below) by wire transfer or by ACH (and not by EFT) to an account specified in writing by Sellers (such aggregate payments actually paid by Buyer, the “Initial Assumed Fuel Payables Payments”).
(b)Sellers and Seller Parent have delivered to Buyer a detailed calculation of a portion of the estimated Assumed Fuel Payables and shall deliver to Buyer on or about May 18, 2021 a detailed calculation of the remainder of the estimated Assumed Fuel Payables (the “Estimated Fuel Payable Statement”). The parties hereto hereby agree that the procedures set forth in Sections 2.4(c)–(g) and (i) of the Purchase Agreement regarding the review and resolution of disputes related to the Preliminary Adjustment Statement shall apply mutatis mutandis to the Estimated Fuel Payable Statement; provided that (i) the right to review and dispute the Estimated Fuel Payable Statement shall be Buyer’s rather than Sellers’ and (ii) the Review Period shall be ninety (90) days following the Closing Date. The Assumed Fuel Payables as determined after all disputes have been resolved in accordance with this Section 6(b) are referred to herein as the “Final Assumed Fuel Payables.” The difference (either positive or negative) between the Initial Assumed Fuel Payables Payments and the Final Assumed Fuel Payables is referred to as the “Fuel Payables Adjustment,” and the Fuel Payables Adjustment shall be determined by subtracting the Initial Assumed Fuel Payables Payments from the Final Assumed Fuel Payables. Buyer (if the Fuel Payables Adjustment is a positive number) or Sellers (if the Fuel Payables Adjustment is a negative number), as the case may be, shall, within five (5) Business Days after the determination of the Fuel Payables Adjustment pursuant to this Section 6, make payment to the other (or, in the case of a payment by Buyer, to Sellers or one or more of Sellers’ respective designees identified in writing to Buyer prior to Closing) by wire transfer of immediately available funds to one or more accounts designated by the other an amount equal to the absolute value of the Fuel Payables Adjustment as determined pursuant to this Section 6.
(c)For the avoidance of doubt, the pricing formulas for the Assumed Fuel Payables refer to the Fuel Supply Agreement, and to the extent that the pricing formulas under the Fuel Supply Agreement are adjusted pursuant to that certain Unbranded Fuel Supply Agreement Pricing Side Letter, dated as of August 2, 2020, from Seller Parent and acknowledged by Buyer, then the pricing formulas used in calculating the Assumed Fuel Payables shall also be so adjusted, and Sellers shall make payment to Buyer by wire transfer of immediately available funds to one or more accounts designated by Buyer within five (5) Business Days after such adjustment.
7.Environmental Insurance Policy Costs, Deposits, Premium and Taxes. Buyer has obtained four (4) Environmental Insurance Policies (each, an “EIP”), which include three (3) EIPs that provide coverage for the Retail Sites to be sold by Buyer in connection with the Divestiture Actions after the Closing and one (1) EIP that provides coverage for the remainder of the Retail Sites to be acquired by Buyer at Closing. Each EIP will be in full force and effect as of the Closing and, in accordance with Section 5.25 of the Purchase Agreement, Sellers shall pay when due the underwriting costs, deposit, premium and taxes arising out of or incurred with respect to each EIP, not in excess of $10,000,000 in the aggregate.
8.No Other Amendments to the Purchase Agreement.
(a)On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Purchase Agreement as amended hereby.
(b)Except as otherwise expressly provided herein, all of the terms and conditions of the Purchase Agreement remain unchanged and continue in full force and effect.

9.Miscellaneous. The provisions of Article IX of the Purchase Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
10.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. For purposes of this Amendment, facsimile and .pdf signatures shall be deemed originals for all purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed the day and year first above written.

MARATHON PETROLEUM CORPORATION

By:	/s/ Michael J. Hennigan
Name:	Michael J. Hennigan
Title:	President and Chief Executive Officer

MPC INVESTMENT LLC

By:	/s/ Michael J. Hennigan
Name:	Michael J. Hennigan
Title:	President and Chief Executive Officer

ANDEAVOR LLC

By:	/s/ Thomas Kaczynski
Name:	Thomas Kaczynski
Title:	President

WESTERN REFINING SOUTHWEST LLC (as successor-in-interest to WESTERN REFINING SOUTHWEST, INC.)

By:	/s/ Thomas Kaczynski
Name:	Thomas Kaczynski
Title:	President

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Thomas Kaczynski
Name:	Thomas Kaczynski
Title:	Vice President and Treasurer

[Signature Page to Amendment No. 2 to the Purchase Agreement]

NORTHERN TIER RETAIL HOLDINGS LLC

By:	/s/ Rick Lindhardt
Name:	Rick Lindhardt
Title:	Assistant Secretary

MARATHON PETROLEUM WESTERN HOLDINGS LLC

By:	/s/ Thomas Kaczynski
Name:	Thomas Kaczynski
Title:	Vice President and Treasurer
[Signature Page to Amendment No. 2 to the Purchase Agreement]

BUYER:

7-ELEVEN, INC.

By:	/s/ David J. Colletti, Jr.
Name:	David J. Colletti, Jr.
Title:	Vice President, Mergers and Acquisitions

[Signature Page to Amendment No. 2 to the Purchase Agreement]